                                                                  EXHIBIT (d)(2)

                    INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN

                        VAN KAMPEN ASSET MANAGEMENT INC.
                                       AND
                  MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED

THIS AGREEMENT is made as of this _____ day of ______, 2005 by and between MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED, a company organized under the laws of England and VAN KAMPEN ASSET MANAGEMENT ("VKAM") a Delaware corporation.

WHEREAS, VKAM has heretofore sponsored and acts as Investment Adviser to Van Kampen American Franchise Fund (the "Fund"); and

WHEREAS, MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED, ("the Local Manager") is regulated by the Financial Services Authority of the United Kingdom (the "FSA") and has available a staff of experienced investment personnel and facilities for providing investment sub-advisory services to the Fund; and

WHEREAS, the Local Manager is an investment adviser registered under the Investment Advisers Act of 1940, as amended and is willing to provide VKAM with investment management services on the terms and conditions hereinafter set forth and including the terms and conditions contained in Annex 1 to this Agreement; and

WHEREAS, VKAM and the Local Manager (jointly referred to as the "Advisers") desire to enter into an agreement for the Local Manager to provide investment management services to the Fund and to VKAM with respect to the Fund's investments.

NOW, THEREFORE, it is mutually agreed:

1. INVESTMENT MANAGEMENT SERVICES

1.1 Investment Management

         (a) Effective on ________, 2005 (the "Effective Date"), and subject to the overall policies, control, direction and review of the Fund's Trustees and VKAM, the Local Manager shall act as discretionary investment manager to VKAM and to manage the investment and reinvestment of the assets of the Fund, continuously review, supervise and administer the investment program of the Fund, determine in its discretion the securities to be purchased or sold and the portion of the Fund's assets to be held uninvested, to provide the Fund with records concerning the Local Manager's activities which the Fund is required to maintain, and to render regular reports as agreed with the Local Manager to the Fund's officers and Board of Trustees concerning the Local Manager's discharge of the foregoing responsibilities. VKAM and its affiliates shall for all purposes herein be deemed an Intermediate Customer as defined under the rules and guidance promulgated by the Financial Services Authority (hereinafter referred to as the "FSA Rules"). The Local Manager and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         (b) The Local Manager shall have full discretion, power and authority on the Fund's behalf to buy, sell, retain, exchange or otherwise deal in investments and other assets, make deposits, subscribe to issues and offers for sale and accept placings of any investments, enter into foreign currency transactions


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on a spot or forward basis, effect transactions on any markets, take all day to day decisions and otherwise act as the Local Manager judges appropriate in relation to the investment and reinvestment of the portfolio of assets of the Fund. This includes performing all acts and executing all documents which the Local Manager reasonably considers incidental thereto, including (without limitation) power to execute and deliver all applications, requests, or claims for refund, reduction, repayment or credit of, or exemption or relief from, any withholding tax or similar taxes in any jurisdiction in which such applications, requests or claims may be made. The Local Manager shall take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio of assets of the Fund shall be exercised as it sees fit and in accordance with VKAM's proxy voting policy as provided to the Local Manager.

         (c) In performing these services, the Local Manager shall always adhere to the restrictions of the Declaration of Trust and By-Laws of the Fund, as they may be amended and/or restated from time to time and as provided to the Local Manager by VKAM, the provisions of the Investment Company Act of 1940, as amended (the "1940 Act") and the statements relating to the Fund's investment objective(s), investment policies and investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the "Prospectus" and "Statement of Additional Information", respectively), as well as to the supervision of VKAM and the Board of Trustees of the Fund.

         (d) Unless otherwise instructed by VKAM or the Trustees, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by VKAM or by the Trustees, the Local Manager shall have executed and performed on behalf of and at the expense of the Fund:

                  (i) Purchases, sales, exchanges, conversions, and placement or orders for execution; and

                  (ii) Reporting of all transactions to VKAM and to other entities as directed by VKAM or by the Trustees.

         (e) The Local Manager shall provide the Trustees at least quarterly, in advance of the regular meetings of the Trustees, a report as agreed by the Local Manager of its activities hereunder on behalf of the Fund and the Local Manager's proposed strategy for the next quarter, all in such form and detail as requested by the Trustees. The Local Manager shall also make an investment officer available to attend such meetings of the Trustees as the Trustees may reasonably request.

         (f) The Local Manager may, where reasonable, employ agents (including affiliates) to perform any administrative, dealing or ancillary services required to enable the Local Manager to perform its services under this Sub-Advisory Agreement.

1.2 Restriction of the Local Manager's Powers

         (a) The Local Manager shall not commit the Fund to any extent beyond the amount of the cash and securities placed by the Fund under the control of the Local Manager.

         (b) In carrying out its duties hereunder the Local Manager shall comply with all reasonable instruction of the Fund or VKAM in connection therewith. Such instructions may be given by letter, fax or e-mail, by the Trustees or by any other person authorized by a resolution of the Trustees provided a certified copy of such resolution has been supplied to the Local Manager.

         (c) All securities, cash, and other assets of the Fund shall be placed and maintained in the care of a member bank of the Federal Reserve System of the United States approved by the Trustees as custodian and one or more "Eligible Foreign Custodians" (as defined in Rule 17f-5 under the 1940 Act).

         (d) Upon reasonable prior notice, persons authorized by resolution of the Trustees shall have the right to inspect and copy contracts, notes, vouchers, and copies of entries in books or electronic recording media relating to the Fund's transactions at the registered office of the Local Manager at any time during normal business hours. Such records, in relation to each transaction effected by the Local Manager on behalf of the Fund shall be maintained by the Local Manager for a period of seven years from the date of such transaction. Confidential data or information relating to other clients of the Local Manager will not be disclosed by the Local Manager.

1.3 Purchase and Sale of Securities

         In performing the services described above and unless directed by VKAM or the Trustees to use a specific counterparty, the Local Manager shall use its best efforts to obtain for the Fund best execution for all Fund transactions.

1.4 Custodian

         The Local Manager shall not act as custodian for the securities or any other assets of the Fund. All such assets shall be held by the custodian or sub-custodian appointed by the Trustees or by the Fund's "Foreign Custody Manager" (as defined by Rule 17f-5 under the 1940 Act). VKAM will make arrangements for any such custodian to act in accordance with the Local Manager's instructions promptly to receive or deliver cash or investments and to deliver or cause to be delivered such certificates (or other documents constituting or evidencing title), instruments of transfer, power of attorney and other documents as the Local Manager may require in order to transfer title to any investment and/or funds for the Fund.

2. DUTIES OF VKAM

2.1 Provision of Information

         VKAM shall advise the Local Manager from time to time with respect to the Fund of its investment objectives and policies and of any changes or modifications thereto, as well as any specific investment restrictions and limitations by sending to the Local Manager a copy of each registration statement and amendments thereto relating to the Fund as filed with the Securities and Exchange Commission. VKAM shall furnish such information to the Local Manager as to holdings, purchases, and sales of the securities under its management as reasonably requested by the Local Manager.

2.2 Compensation to the Local Manager

         For the services rendered, the facilities furnished and expenses assumed by the Local Manager, VKAM shall pay to the Local Manager a fee in an amount to be determined from time to time by VKAM and the Local Manager but in no event in excess of the amount that VKAM actually received for providing services to the Fund pursuant to the investment advisory agreement between VKAM and the Fund.



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3. MISCELLANEOUS

3.1 Activities of the Local Manager

         The services of the Local Manager as sub-adviser to VKAM under this Agreement are not to be deemed exclusive, the Local Manager and its affiliates being free to render services to others. It is understood that shareholders, officers and employees of the Local Manager may become interested in the Fund or VKAM as a shareholder, director, officer, partner or otherwise.

3.2 Limitation of Liability of the Local Manager

No warranty is given by the Local Manager as to the performance or profitability of the Fund or any part of them.

If a percentage restriction contained in the Fund's investment objective(s) or investment restrictions (as the same are set forth in the Fund's currently effective Prospectus and Statement of Additional Information) is adhered to at the time of investment, a later change in percentage resulting from a change in values or assets will not constitute a violation of such restriction.

The Local Manager will not be responsible to VKAM or the Fund for the solvency, actions or omissions of any counterparty, broker, dealer, market-maker, bank, custodian or sub-custodian, with whom it transacts business on VKAM's behalf, other than affiliates of the Local Manager.

Nothing in this Agreement will exclude or restrict any liability which the Local Manager has under the Financial Services and Markets Act 2000, FSA Rules or the Regulatory System in relation VKAM and which may not be excluded or restricted thereunder.

The Local Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of investment management services rendered with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder. The exception in the previous sentence shall apply to each limitation of the Local Manager's liability contained in this Section 3.2. As used in this Section 3.2, the Local Manager shall include any affiliates of the Local Manager performing services for the Local Manager contemplated hereby and Trustees, officers and employees of the Local Manager and such affiliates.

3.3 Services to Other Clients

         VKAM acknowledges that the Local Manager may have investment responsibilities, or render investment advice to, or perform other investment advisory services for, other individuals or entities ("Clients"). Subject to the provisions of this paragraph, VKAM agrees that the Local Manager may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund, provided that the Local Manager acts in good faith, and provided, further, that it is the Local Manager's policy to allocate, within its reasonable discretion, investment opportunities to the Fund over a period of time on a fair and equitable basis relative to the Clients, taking into account the investment objectives and policies of the Fund and any specific investment restrictions and limitations applicable thereto. VKAM acknowledges that one or more of the Clients may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may have an interest from time to time, whether in transactions which may involve the Fund or otherwise. The Local Manager shall have no obligation to acquire for the Fund a position in any investment which any Client may acquire, and

VKAM shall have no first refusal, coinvestment or other rights in respect of any such investment, either for the Fund or otherwise.

3.4 Best Efforts

         It is understood and agreed that in furnishing the investment management services as herein provided, the Local Manager shall use its best professional judgment to recommend actions which will provide favorable results for the Fund. The Local Manager shall not be liable to the Fund or to any shareholder of the Fund to any greater degree than VKAM.

3.5 Compliance with Applicable Laws and Regulations

         The Local Manager shall obtain and at all times maintain and comply with the terms of all relevant authorizations, licenses, consents, approvals and registrations and comply with all relevant laws and regulations, necessary for the purpose of performing any of its duties and obligations under this Agreement. The Local Manager shall inform VKAM as soon as possible if at any time the Local Manager becomes unable to comply with the terms of or maintain any such authorizations, licenses, consents, approvals or registrations.

3.6 Effective Date

         This Agreement will come into force and effect on the Effective Date. VKAM acknowledges that, where it is delivering cash to the Local Manager at the Effective Date, the Local Manager will require time to invest the cash for the Fund. Accordingly, and depending on prevailing market conditions, all or a part of the Fund may remain uninvested for a period after the Effective Date.

3.7 Duration of Agreement

         (a) This Agreement, unless terminated pursuant to paragraph (b), (c) or
(d) below, shall continue in effect for two years from the date hereof, and thereafter shall continue in effect from year to year, provided its continued applicability is specifically approved at least annually by the Trustees or by a vote of the holders of a majority of the outstanding shares of the Fund. In addition, such continuation shall be approved by vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" shall have the same meaning as set forth in the 1940 Act.

         (b) This Agreement may be terminated by sixty (60) days' written notice by either VKAM or the Local Manager to the other party. The Agreement may also be terminated at any time, with payment of any fees owing but without the payment of any penalty, by the Fund (by vote of the Trustees or, by the vote of a majority of the outstanding voting securities of the Fund), on sixty (60) days' written notice to both VKAM and the Local Manager. This Agreement shall automatically terminate in the event of the termination of the investment advisory agreement between VKAM and the Fund.

         (c) This Agreement shall terminate in the event of its assignment. The term "assignment" for this purpose shall have the same meaning set forth in
Section 2(a)(4) of the 1940 Act.

         (d) This Agreement shall terminate forthwith by notice in writing on the happening of any of the following events:

                  (i) If VKAM or the Local Manager shall go into liquidation (except a voluntary liquidation for the purpose of and followed by a bona fide reconstruction or amalgamation upon



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

         terms previously approved in writing by the party not in liquidation) or if a receiver or receiver and manager of any of the assets of either of them is appointed; or

                  (ii) If either of the parties hereto shall commit any breach of the provisions hereof and shall not have remedied such breach within 30 days after the service of notice by the party not in breach on the other requiring the same to be remedied.

         (e) Termination shall be without prejudice to the completion of any transactions which the Local Manager shall have committed to on behalf of the Fund prior to the time of termination. The Local Manager shall not effect and the Fund shall not be entitled to instruct the Local Manager to effect any further transactions on behalf of the Fund subsequent to the time termination takes effect.

         (f) On the termination of this Agreement and completion of all matters referred to in the foregoing paragraph (e) the Local Manager shall deliver or cause to be delivered to the Fund copies of all documents, records and books of the Fund required to be maintained pursuant to Rules 31a-1 or 31a-2 of the 1940 Act which are in the Local Manager's possession, power or control and which are valid and in force at the date of termination.

3.8 Notices

         Any notice, request, instruction, or other document to be given under this Agreement by any party hereto to the other parties shall be in writing and delivered personally or sent by mail or fax (with a hard copy to follow).

         If to the Local Manager, to:

                  Morgan Stanley Investment Management Limited
                  25 Cabot Square
                  Canary Wharf
                  London, E14 4QA
                  United Kingdom

         If to VKAM, to:

                  Van Kampen Asset Management Inc.
                  1 Parkview Plaza
                  P.O. Box 5555
                  Oakbrook Terrace, IL 60181

                  Attention:  Secretary



or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is addressed and mailed in the manner herein provided shall be presumed to have been duly given to the party to which it is addressed, on the date seven (7) business days after mailing, and in the case of fax, upon transmission.



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3.9 Choice of Law

         This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the United States and the State of New York, without regard to the conflicts of laws principles thereof.

3.10 Miscellaneous Provisions

         The execution of this Agreement has been authorized by the Fund's Trustees. This Agreement is executed on behalf of the Fund or the Trustees of the Fund as Trustees and not individually and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding only upon the assets and property of the Fund. A Certificate of Trust in respect of the Fund is on file with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Agreement has been executed as of the date first above given.

VAN KAMPEN ASSET MANAGEMENT         MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED

By:                                 By:
   ------------------------------      -----------------------------------------
Name:                               Name:
     ----------------------------        ---------------------------------------
Its:                                Its:
    -----------------------------       ----------------------------------------





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                             SUB-ADVISORY AGREEMENT

                                     ANNEX 1



1.       DEALING AND COUNTERPARTIES

1.1 The Local Manager will act in good faith and with due diligence in its choice and use of counterparties. Unless directed by VKAM or the Fund to use a specific counterparty, the Local Manager undertakes to secure best execution (as defined in the FSA Rules) of all the Fund's transactions. In securing best execution, the Local Manager will take reasonable care to obtain the best available price in accordance with FSA Rules. Subject thereto, the Local Manager may deal on such markets or exchanges and with such counterparties (including any affiliate) as it thinks fit. All transactions will be effected in accordance with the rules and regulations of the relevant market or exchange, and the Local Manager may take all such steps as may be required or permitted by such rules and regulations and/or by appropriate market practice.

1.2 If any counterparty should fail to deliver any necessary documents or to complete any transaction, the Local Manager will take all reasonable steps on behalf of VKAM or the Fund to rectify such failure or obtain compensation. VKAM shall procure that the Fund pay all reasonable costs and expenses properly incurred by the Local Manager.


1.3      The Local Manager does not enter into soft commission arrangements.


1.4 The Local Manager may aggregate the Fund's orders with orders of other clients (whether or not connected with the Local Manager). VKAM is aware and has made the Fund aware that the aggregation of the Fund's orders with those of other clients may result in the Fund obtaining on some occasions a more favourable price and on others a less favourable price, than if such orders had not been aggregated.

1.5 Where execution of an order requires a series of transactions to complete, the Local manager will allocate the order to the Fund using the average price for the investment.


2.       MATERIAL INTERESTS

2.1 The Local Manager and any affiliate may, subject to the limitations of the 1940 Act, and to the overriding principles of suitability and best execution and without prior reference to VKAM or the Fund, effect transactions in which the Local Manager or affiliate has, directly or indirectly, a material interest or a relationship of any description with another party, which may involve a potential conflict with the Local Manager's duty to VKAM or the Fund. Neither the Local Manager nor any affiliate shall be liable to account to VKAM or the Fund for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will the Local Manager's fees, unless otherwise provided, be abated. For example, such potential conflicting interests or duties may arise because:

         (a) any of the Local Manager's or affiliate's Trustees or employees is a director of, holds or deals in securities of, or is otherwise interested in any company whose securities are held or


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                dealt in on behalf of the Fund;

         (b) the transaction is in the securities of a company for which an affiliate has provided corporate finance advice, underwritten, managed or arranged an issue or offer for sale;

         (c)    the Local Manager deals on behalf of the Fund with an affiliate;

         (e) the Local Manager may effect transactions involving placings and/or new issues with an Affiliate who may be acting as principal or receiving agent's commission. Affiliates may retain any agent's commission or discount or other benefit (including Trustees' fees) that accrues to them; or

         (f) the transaction is in units or shares of a collective investment scheme (regulated or unregulated) of which the Local Manager or any affiliate is the manager, operator, banker, adviser, custodian or director.

2.2 The Local Manager shall generally enter into transactions in the course of managing the Fund as agent on behalf of the Fund and not as principal and therefore the Fund will be bound by the actions of the Local Manager under this Agreement. The Local Manager or an affiliate may act as principal in respect of a transaction for the Fund in order to correct a transaction entered into in error. The Local Manager may act as agent for a counterparty and also act as agent on behalf of the Fund and in the course of so acting may charge a commission to either the counterparty or the Fund.

2.3 Nothing in this Agreement shall oblige the Local Manager or any affiliate to accept responsibilities more extensive than those set out in this Agreement or shall give rise to any fiduciary or equitable duties which would prevent or hinder any affiliate acting both as market-maker and broker, principal or agent, dealing with other affiliates and other clients and generally effecting transactions as provided above nor from retaining any remuneration received in respect thereof.

3.       RECORDS AND REPORTS

3.1 The Local Manager will keep accurate and detailed records with respect to all receipts, investments, sales, disbursements and other transactions carried out by the Local Manager for VKAM on behalf of the Fund.

3.2 Subject to the provisions of clause 1.2(d) of the Sub-Advisory Agreement, all records held pursuant to this clause by the Local Manager shall be open to inspection by VKAM or the Fund and the Local Manager will provide VKAM and the Fund with such access as it itself has to records held by any relevant third party, in each case at reasonable times during business hours and upon the giving of reasonable notice by VKAM or the Fund.

3.3 The Local Manager shall, not later than 10 working days following the end of each calendar month, furnish to VKAM a statement showing all transactions that have occurred in the Fund and a monthly listing of all investments and cash balances held as of the end of such month.

3.4 The monthly statement will show the cost or amount realised (in the case of any relevant new purchase or sale) and, where available, the current value (where applicable) of each investment held in the Fund and any income arising on the Fund's account during the relevant calendar month, and will also include a statement showing the measure of the performance of the assets of the Fund. The basis of all valuations will be as stated in the first monthly statement, unless otherwise agreed.

3.5 The Local Manager will not provide VKAM with an individual trade confirmation of each portfolio transaction unless VKAM has specifically requested the Local Manager to do so.

4.       FORCE MAJEURE

         The Local Manager shall not be responsible or liable to VKAM or the Fund for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Local Manager shall use reasonable efforts which are consistent with accepted practices in the investment management industry to resume performance as soon as practicable under the circumstances.

5.       COMPLAINTS

         The Local Manager maintains procedures in accordance with FSA Rules for the effective consideration and handling of client complaints. Complaints will be considered promptly by the appropriate supervisory manager who is not personally involved in the subject matter of the complaint. Where appropriate, the complaint will be passed to the Compliance Officer.

6.       CONFIDENTIALITY AND DISCLOSURE

6.1 Except as required by FSA Rules, neither the Local Manager nor any affiliate is obliged to disclose to VKAM or the Fund or to take into consideration information either:

         (a) the disclosure of which by it to VKAM or the Fund would or might be a breach of duty or confidence to any other person; or

         (b) which comes to the notice of an employee, officer or agent of the Local Manager or of an affiliate, but properly does not come to the actual notice of any individual managing the Fund; or

         (c) in respect of any investments, other than any price quoted and sufficient and sufficient information to identify the class of investments concerned; or

         (d) relating to the nature or extent of any interest the Local Manager or any affiliate has in any investments.


         The Local Manager and VKAM undertake to keep private and confidential all information acquired in connection with this Agreement, and not to disclose such information to any person except to the extent that:

         (a)    the other party gives prior consent; or

         (b) the Local Manager is required to disclose the information by the FSA, the Bank of

                England, the London Stock Exchange or any other recognised investment exchange, the City Panel on Takeovers and Mergers or any other regulatory authority having jurisdiction over the Local Manager or the performance by it of its obligations under this Agreement or by English Law; or

         (c) disclosure to a counterparty to a transaction effected for the Fund is required as a condition to such transaction; or

         (d) disclosure is necessary to enable the Local Manager to perform its obligations under this Agreement.

7.       DATA PROTECTION

7.1 The Local Manager will, in connection with the Sub-Advisory Agreement, comply (where applicable) with the UK Data Protection Act 1998 and other applicable data protection laws and regulations (together, the "Data Protection Laws").

7.2 VKAM will comply (where applicable) with the Data Protection Laws and (where applicable) take all reasonable steps to ensure that it has obtained all necessary consents for the Local Manager to process any personal data for the purposes of the Agreement.


8.       RECORDING OF TELEPHONE INSTRUCTIONS

         All instructions received by VKAM or the Fund by telephone will be binding as if received in writing. The Local Manager may record telephone conversations with VKAM or the Fund. In some circumstances, when VKAM or the Fund is dealing with the Local Manager, data may be collected about VKAM or the Fund or their employees, directors and other officers indirectly from monitoring devices or other means (for example, telephone logs and recordings). In these circumstances, the data are not accessed on a routine basis but access is possible. Access could occur, for instance, in situations where the data are needed to clarify or confirm instructions provided by VKAM or the Fund, for compliance for billing purposes.